UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SCPHARMACEUTICALS INC.

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TO OUR SHAREHOLDERS

Last year was a year of important progress for scPharmaceuticals, setting the stage for what we expect to be a transformational 2018 for the Company.

During 2017, we made significant progress advancing FUROSCIX®, our lead product candidate for heart failure.  FUROSCIX, if approved, would be the first-ever subcutaneous formulation and delivery of furosemide, the standard-of-care intravenous (IV) loop diuretic used to treat heart failure.  Heart failure affects 6.5 million patients in the U.S., with those patients representing 41 percent of all Medicare admissions and 53 percent of all Medicare readmissions.

The ability of FUROSCIX to provide IV-equivalent diuresis subcutaneously allows the potential for effective diuresis outside of the hospital, potentially enabling significant savings to the healthcare system.  In November 2017, the U.S. Food and Drug Administration (FDA) accepted the submission of our New Drug Application (NDA) for FUROSCIX with a Prescription Drug User Fee Act (PDUFA) action date of June 23, 2018.

One of our most significant achievements in 2017 was the successful completion of our initial public offering (IPO) in November in which we successfully raised net proceeds of approximately $92.7 million.  The proceeds from the IPO, along with an additional $45.6 million from a Series B financing announced in early 2017, provide the Company with a strong cash position to advance FUROSCIX through the approval process and commercial launch.  Additionally, the proceeds from the financing will help us attract top commercial and development talent, further advance our second product - scCeftriaxone - and fund ongoing operations.

We continue to build a high-caliber team with multi-disciplinary experience. At the end of 2017, we had nearly 30 employees and we continue to develop our commercial organization in anticipation of the approval of FUROSCIX.  The skill and dedication of our employees are remarkable and constitute a key basis for delivering on the promise of FUROSCIX and our proprietary platform.

Overall, it has been a rewarding year, and I am very pleased with all of our significant accomplishments.  As always, I would like to thank our dedicated employees and Board of Directors for their tireless drive, dedication and commitment to building scPharmaceuticals, and our shareholders for their continued support. We look forward to the coming years and advancing our mission to bring the advantages of out-patient subcutaneous drug administration to patients across a number of therapeutic areas.

John H. Tucker

President and Chief Executive Officer and Director

April 2018

scPharmaceuticals Inc.
2400 District Ave., Suite 310
Burlington, MA  01803

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 19, 2018

Notice is hereby given that scPharmaceuticals Inc. will hold its 2018 Annual Meeting of Stockholders (the " Annual Meeting ") on Tuesday, June 19, 2018 at 12:30 p.m. Eastern Time at the offices of scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA  01803, to accomplish the following purposes:

•

To elect three Class I directors, namely Dorothy Coleman, Frederick Hudson, and Leonard D. Schaeffer, each to hold office until the 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal;

•	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time, and check-in will begin at 12:00 p.m. Eastern Time. Only stockholders of record at the close of business on April 25, 2018 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver's license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the record date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet, we are posting the Company’s proxy materials on the Internet at www.proxyvote.com and delivering a Notice of Internet Availability of Proxy Materials. The Notice will be mailed to holders of record and beneficial owners of our common stock starting on or about April 30, 2018. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2017 Annual Report on Form 10-K. Stockholders of record may request to receive the proxy materials in printed form by mail on an ongoing basis for future annual meetings of the Company’s stockholders. This process allows us to provide our stockholders with the information they need on a more timely basis.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible to ensure your representation and the presence of a quorum at the Annual Meeting. Please review the instructions on the proxy card regarding your voting options. You may vote in person at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

John H. Tucker
President and Chief Executive Officer

Burlington, MA
April 30, 2018

Important Notice Regarding the Availability of Proxy Materials for the scPharmaceuticals 2018 Annual Meeting of Stockholders to Be Held on June 19, 2018: The Notice of 2018 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at www.proxyvote.com . To obtain directions to the offices of scPharmaceuticals, 2400 District Ave., Suite 310, Burlington, MA 01803, in order to attend the Annual Meeting in person, please visit the "Investor Relations—News and Events" section of our website at www.scpharma.com or contact Investor Relations at ktaudvin@spharma.com.

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2018

GENERAL INFORMATION

This Proxy Statement and related materials are available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the board of directors' solicitation of proxies for our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting will be held at 12:30 p.m. Eastern Time at the offices of scPharmaceuticals Inc. located at 2400 District Ave., Suite 310, Burlington, MA 01803. This Proxy Statement is being made available to stockholders beginning on April 30, 2018.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 30, 2018.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 19, 2018: This proxy statement, the accompanying proxy card or voting instruction card and our 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

In this Proxy Statement the terms “scPharma,” the “Company,” “we,” “us,” and “our” refer to scPharmaceuticals Inc. The mailing address of our principal executive offices is scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803.

Record Date:	April 25, 2018

Quorum:	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding:	18,542,334 shares of common stock outstanding as of April 25, 2018.

Voting:	There are four ways a stockholder of record can vote:

(1)

By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you requested to receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: If you requested to receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3) By Mail: If you requested to receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)

In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 18, 2018. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by delivering an instrument in writing revoking the proxy or by delivering another duly executed proxy bearing a later date to our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the plurality of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions, and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” and broker non-votes have no effect on the election of directors. Abstentions and broker non-votes have no effect on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for director and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory vote by our stockholders on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30th of the prior year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2017, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, Attn: Investor Relations, or call 617-517-0730.

If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE - ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Immediately prior to the Annual Meeting our board of directors will consist of eight members. Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2019 annual meeting and the term of the Class III directors expires at the 2020 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

The following presents our current directors, their respective term on the board of directors, ages and positions as of April 25, 2018:

Name	Age	Position
Class I director nominees for election at the 2018 Annual Meeting
Dorothy Coleman (1)	55	Director
Frederick Hudson (4)	72	N/A
Leonard D. Schaeffer (3)	72	Director
Class II directors whose terms will expire at the 2019 Annual Meeting
Mette Kirstine Agger (1)(2)	53	Director
Kush M. Parmar M.D., Ph.D. (1)(2)	37	Director
Class III directors whose terms will expire at the 2020 Annual Meeting
John H. Tucker	55	President, Chief Executive Officer and Director
Jack A. Khattar (2)	56	Chairman of the Board and Director
Klaus Veitinger, M.D., Ph.D. (3)	56	Director
Class I director whose term expires at the 2018 Annual Meeting
Abhay Gandhi (3)(5)	53	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee
(4)	The board of directors has appointed Mr. Hudson as a member of the audit committee, subject to his election as a director at the 2018 Annual Meeting.
(5)	Mr. Gandhi’s term expires as of the 2018 Annual Meeting and he was not nominated for re-election.

Nominees

Based on the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated Dorothy Coleman, Frederick Hudson, and Leonard D. Schaeffer for election as directors each to serve for a three-year term ending at the 2021 annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Dorothy Coleman and Leonard D. Schaeffer are current members of our board of directors. Frederick Hudson has been nominated for initial election to our board of directors.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the

Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the board of directors. The board of directors may fill such vacancy at a later date or reduce the size of the board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

The biographies of each of the nominees and continuing directors below contain information regarding each such person's service as a director, business experience, public director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person's specific experience, qualifications, attributes and skills that led the board of directors and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our board of directors. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the board of directors be comprised of independent directors whom the board of directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”). The Company has determined that, with the exception of John H. Tucker, our president and chief executive officer, all of our other directors, including our director nominee, Frederick Hudson, qualify as “independent” directors.

Nominees for Election as Class I Directors for a Three-Year Term

Dorothy Coleman has served as a member of our board of directors since March 2015. Ms. Coleman has been the executive vice president and chief financial officer for Excellus BlueCross BlueShield and its parent corporation, The Lifetime Healthcare Companies, each a health insurance provider, since 2011. Before that, from 2009 to 2011, Ms. Coleman was chief financial officer of Blue Cross and Blue Shield of Rhode Island. Ms. Coleman holds certified public accountant licenses in New York and Arizona. She has a B.S. in Accounting from the University of Phoenix. She received her M.B.A. from the University of Rochester Simon School of Business. We believe Ms. Coleman is qualified to serve on our board of directors because of her financial expertise, industry experience and her experience working with insurance providers.

Frederick Hudson has been nominated by our board of directors for initial election as a director at the 2018 Annual Meeting. Mr. Hudson retired as a partner in charge of the health care audit practice for the Washington-Baltimore business unit of the accounting firm of KPMG, LLP on January 1, 2006 after a 37-year career with the firm. Mr. Hudson is currently a director, audit committee chair and a member of the compensation committee of Aradigm Corporation, and he is a director and audit committee chair of Supernus Pharmaceuticals, Inc. He also has recently served in a board capacity with the Board of Financial Administration of the Catholic Archdiocese of Baltimore, with the Board of Trustees of the Maryland Historical Society, and as director and audit committee chair of Educate, Inc. He is vice-chair and finance committee chair of the Board of Directors of GBMC Healthcare, Inc. and its affiliate, Greater Baltimore Medical Center, Inc. Mr. Hudson received a B.S. in Accounting from Loyola University Maryland and is a Certified Public Accountant. We believe that Mr. Hudson’s extensive accounting and health care audit experience qualify him to serve as a member of our board of directors.

Leonard D. Schaeffer has served as a member of our board of directors since 2014. He has served as a partner of North Bristol Partners LLC, a privately held consulting company, since 2006. From 2007 to 2011, Mr. Schaeffer served as the chairman of the Board of Surgical Care Affiliates, LLC, then a privately held company operating a national network of ambulatory surgical centers and surgical hospitals. Mr. Schaeffer formerly served as chairman of the board of WellPoint, Inc. (now Anthem, Inc.), then the largest health insurance company in the United States, chairman and chief executive officer of WellPoint Health Networks Inc. and chairman and chief executive officer of

Blue Cross California and as a director of Allergan, Inc., a publicly traded specialty pharmaceutical company, from 1993 to 2011, and as a director of Amgen, Inc., a publicly traded biotechnology company, from 2004 to 2013. Mr. Schaeffer now serves on the boards of Walgreens Boots Alliance, a publicly traded pharmaceutical manufacturing, wholesale and distribution holding company. While serving in the federal government from 1978 to 1980, Mr. Schaeffer was Administrator of the Health Care Financing Administration (now CMS) and was responsible for the United States Medicare and Medicaid programs. Mr. Schaeffer was named the Judge Widney Professor and Chair at the University of Southern California in 2007 and serves on the boards of the Brookings Institution, the RAND Corporation, the University of Southern California, and on the Board of Fellows of Harvard Medical School. He is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Schaeffer earned his A.B. in Economics from Princeton University. We believe that Mr. Schaeffer is qualified to serve on our board of directors because of his industry experience and his decades long track record of serving in leadership positions on various boards.

Class II Directors Continuing in Office

Mette Kirstine Agger has served as a member of our board of directors since March 2014. Since 2009, Ms. Agger has served as a managing partner of Lundbeckfonden Ventures, a life science venture fund. Prior to that, Ms. Agger co-founded 7TM Pharma A/S, a biotech company engaged in therapeutic drug discovery and development, in 2000, and served as its chief executive officer from founding to 2009. Prior to founding 7TM Pharma, Ms. Agger was part of the management team of NeuroSearch A/S, a drug research and development company. Ms. Agger serves on numerous boards of both in private and public companies, including Klifo, a pharmaceutical consulting company, Cydan Development, an orphan drug startup accelerator, Imara, a sickle cell disease focused drug company, Psioxus, an immuno-oncolytic virus company, Thesan Pharmaceuticals, a biopharmaceutical company focused on skin disorder therapies, Trevi Therapeutics, a late-stage clinical development company, and Veloxis, an emerging specialty pharmaceutical company. Ms. Agger graduated with an M.Sc. in Biology from the University of Copenhagen and has an M.B.A. from Henley Business School University of Reading. We believe Ms. Agger is qualified to serve on our board of directors because of her industry experience, intellectual property knowledge and her experience of serving on the board of directors for several biopharmaceutical and medtech companies.

Kush M. Parmar, M.D., Ph.D. has served as a member of our board of directors since March 2014. Dr. Parmar is a Partner at 5AM Ventures, an early stage venture capital firm focused on the life sciences, where has been since 2012. Before joining 5AM, from 2002 to 2010, he was at Harvard Medical School, where he was an NIH-sponsored M.D./Ph.D. physician scientist fellow in the joint Harvard-MIT Health Sciences and Technology Program. Dr. Parmar currently serves as a director on the boards of Arvinas (since 2013), Audentes (since 2013), CycloPorters (since 2016), and Homolgy (since 2015). He previously served as board observer for Envoy (acquired by Takeda) and Achaogen (Nasdaq: AKAO). He is a member of the scientific advisory board of the Grace Wilsey Foundation and is a fellow of the society of Kauffman fellows. Before joining 5AM, Dr. Parmar completed clinical clerkships at the Massachusetts General & Brigham and Women’s Hospitals, attended courses at Harvard Business School and consulted for an oncology startup. He also founded a non-profit international development organization, the Cruz Blanca Initiative. He holds an A.B. in Molecular Biology and Medieval Studies from Princeton University, a Ph.D. in Experimental Pathology from Harvard University, and an M.D. from Harvard Medical School. We believe that Dr. Parmar’s experience in the life sciences industry, his experience as a venture capitalist and senior executive, as well as his service on the boards of directors of numerous companies provide him with the qualifications to serve as a director of our company.

Class III Directors Continuing in Office

John H. Tucker has been our Chief Executive Officer since January 2017, and has also served on our board of directors since that time. Prior to that, from 2016 to 2017, Mr. Tucker served as chief executive officer of Algal Scientific. Before Algal Scientific, from 2014 to 2016, Mr. Tucker served as chief executive officer of Alcresta, a developer of enzyme-based products for patients with acute and chronic diseases. Prior to Alcresta, from late 2013 to April 2014 Nelson Bach U.S., Mr. Tucker, Mr. Tucker worked at Nelson Bach U.S. as chief executive officer of its North American business. Prior to that, he served as senior vice president and chief commercial officer of Incline Therapeutics, a hospital-focused specialty pharmaceutical company, from 2012 until the company was purchased by The Medicines Company in January of 2013. Mr. Tucker continued in his role at The Medicines Company through the transition into late 2013. Mr. Tucker joined Incline from AMAG Pharmaceuticals, a pharmaceutical company developing products that treat adults with iron deficiency anemia, where he was senior vice president, Commercial

Operations in 2012. Prior to AMAG Pharmaceuticals, from 2007 to 2011, Mr. Tucker served as president, U.S. Operations at Basilea Pharmaceuticals, a multinational specialty biopharmaceutical company. Prior to Basilea, from 2002 to 2007, Mr. Tucker was executive vice president, Sales and Marketing at Indevus Pharmaceuticals, a specialty pharmaceutical company. Mr. Tucker also previously served at ALZA, a global pharmaceutical company, and at Johnson & Johnson, including as senior director of trade relations, government sales and senior care. Mr. Tucker holds a B.A. from Plymouth State College and an M.B.A. from New Hampshire College. We believe Mr. Tucker is qualified to serve on our board of directors because of his extensive and broad range of experience in business and healthcare product development, including previous experience growing companies in the pharmaceutical industry.

Jack A. Khattar has served as a member of our board of directors since June 2016 and as Chairman of our board of directors since November 2017. Mr. Khattar founded Supernus Pharmaceuticals (Nasdaq:SUPN) in 2005, and has served as its president, chief executive officer, secretary and director since then. From 1999 to 2005, Mr. Khattar served in various positions during that time as a board member, president and chief executive officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc’s Executive Committee. Prior to that, Mr. Khattar served as an executive officer and the chairman of the Management Committee at CIMA Labs Inc., a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar served on the board of Rockville Economic Development, Inc. from 2003 until 2013. He currently serves on the board of directors of Prevacus, Inc., a privately-held development stage biotechnology company. Mr. Khattar earned his degrees in Marketing with a B.B.A. from American University of Beirut and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Khattar’s leadership, executive, managerial, business and pharmaceutical company experience, along with his more than 25 years of industry experience in the development and commercialization of pharmaceutical products and drug delivery technologies, qualify him to be a director.

Klaus Veitinger, M.D., Ph.D. has served as a member of our board of directors since November 2017. Dr. Veitinger has served as a Venture Partner with OrbiMed since 2007. During his prior 16-year pharmaceutical career, Dr. Veitinger held senior management positions in drug development, licensing and business development, strategic planning and M&A, as well as general management. Most recently Dr. Veitinger was a Member of the Executive Board of Schwarz Pharma AG and the Chief Executive Officer of Schwarz Pharma Inc. with responsibility for the U.S. and Asia businesses culminating in the ultimate sale of the Schwarz Group. Dr. Veitinger has served on the boards of public companies and currently serves on the boards of several private companies in the life sciences sector. For seven years he was a Director of PhRMA. Dr. Veitinger received his medical degree and his doctorate (Ph.D.) from the University of Heidelberg. He earned his M.B.A. at INSEAD in France. We believe that Dr. Veitinger is qualified to serve on our board of directors due to his management and investment experience in the life sciences sector and medical and scientific background.

Class I Director Whose Term Expires at the 2018 Annual Meeting

Abhay Gandhi has served as a member of our board of directors since December 2016. Since 2016, Mr. Gandhi has led North American Business of Sun Pharmaceutical Ltd., or Sun Pharma, a specialty generic pharmaceutical company, as its chief executive officer. Mr. Gandhi joined Sun Pharma in its marketing function in 1995 and has spent over two decades in various executive roles there, including president – marketing & sales from 2012 to 2013, and chief executive officer – India & Sub-Continent Business from 2013 until 2016. Mr. Gandhi holds a B.S. in Chemistry from Mumbai University with an M.B.A. from the Narsee Monjee Institute of Management Studies and Diploma in Finance from the Institute of Chartered Financial Analysts of India. Mr. Gandhi has provided financial expertise and his industry experience to our board of directors. Mr. Gandhi’s term as a director expires at the 2018 Annual Meeting and he was not nominated for re-election.

Executive Officers

The following table presents our current executive officers and their respective ages and positions as of April 25, 2018:

Name	Age	Position
John H. Tucker	55	President, Chief Executive Officer and Director
Abraham Ceesay	40	Chief Operating Officer
Troy Ignelzi	50	Chief Financial Officer

See the section of this Proxy Statement Captioned “- Class III Directors Continuing in Office” for Mr. Tucker’s biography.

Abraham Ceesay joined our company in March 2016 as Chief Operating Officer. Before that, Mr. Ceesay served as Vice President, Sales, Marketing, and Commercial Operations at Keryx Biopharmaceuticals, a biopharmaceutical company focused on renal disease, from 2014 to 2016. Prior to his career at Keryx, Mr. Ceesay served at Ironwood Pharmaceuticals, a drug manufacturer, as vice president, Marketing, from 2010 to 2014. Prior to that, from 2002 to 2010, Mr. Ceesay served at Genzyme/Sanofi, a biotechnology company, initially as a field sales specialist and ultimately as the Director, Renal Global Marketing. Mr. Ceesay holds a B.S. in Health Education & Physiology from Ithaca College, and an M.B.A. from Suffolk University’s Sawyer School of Management.

Troy Ignelzi has been our Chief Financial Officer since March 2016. Prior to that, Mr. Ignelzi provided consulting services to us in February and March 2016. Mr. Ignelzi previously served as a member of the executive leadership teams at Juventas Therapeutics, a privately held biotechnology company, from 2014 to 2016. From 2013 to 2014, Mr. Ignelzi served as senior vice president – Operations & BD of Pharmalex, a regulatory affairs consulting company. Prior to Pharmalex, Mr. Ignelzi was vice president – Business Development at Esperion Therapeutics, a public pharmaceutical company, from 2009 to 2013. Mr. Ignelzi served as Vice President, BD & Strategic Planning at Insys Therapeutics, a specialty pharmaceutical company from 2007 to 2009. Previously, Mr. Ignelzi had served as a specialty senior sales representatives at Eli Lilly & Co., a pharmaceutical company, from February 2002 to August 2005. Mr. Ignelzi holds a B.S. in Accounting from Ferris State University.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our board of directors held four regular meetings in 2017. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they then served, which were held during 2017. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to attend our annual meetings of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2017, our board of directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our chief executive officer, our chief financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on the Corporate Governance section of our website, which is located at www.scpharma.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales and, without prior approval, derivative transactions of our stock by our executive officers, directors and specified other employees and their respective affiliates, purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities, or other hedging transactions. In addition, our insider trading policy expressly prohibits our executive officers, directors and specified other employees and their respective affiliates from borrowing against Company securities held in a margin account, or, without prior approval, pledging our securities as collateral for a loan.

Independence of the Board of Directors

Consistent with our corporate governance guidelines and Nasdaq rules, our board of directors has determined that, as of the date of this Proxy Statement, all of the members of our board of directors, including our director nominee, Frederick Hudson, but excluding John H. Tucker, our president and chief executive officer, are “independent”. In addition, all members of the audit, compensation and nominating and corporate governance committees, as well as of director nominee, Mr. Hudson, satisfy the applicable independence criteria of the SEC and Nasdaq.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates in connection with its evaluation of a director candidate, including through candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the selection as nominees for the board of directors and as candidates for appointment to the board of directors' committees. Each nominee shall have high standards of personal and professional ethics and integrity, shall have proven achievement and competence in the nominee's field and the ability to exercise sound business judgment, shall have skills that are complementary to those of the existing board of directors, shall have the ability to assist and support management and make significant contributions to the Company's success and shall have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors. Once appropriate candidates have been identified, the entire board of directors votes on the candidates for appointment to the respective committees.

In evaluating proposed director candidates, the nominating and corporate governance committee will consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, the current size and composition of the Board and the needs of the board of directors and the respective committees of the board of directors, such factors as character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company's business and industry, other commitments and the like and any other factors that the nominating and corporate governance committee may consider appropriate.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Corporate Secretary at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The board of directors provides to every stockholder the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders may send such communication to the attention of the Chair of the Board of Directors via U.S. Mail or Expedited Delivery Service to: scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, Attn: Chair of the Board of Directors.

For a stockholder communication directed to an individual director in his capacity as a member of the board of directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Chair of the Board in his capacity as a representative of the board of directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chair of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board's Role in Risk Oversight

Currently, the role of chairman of the board is separated from the role of chief executive officer, and we plan to keep these roles separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors' oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company's risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our chief financial officer provides reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our chief financial officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Risks Related to Compensation Policies and Practices

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters reviewed annually by the respective committees and approved by our board of directors (copies of which can be found on our website by visiting www.scpharma.com and under “Corporate Governance”.

Audit Committee

Ms. Coleman, Ms. Agger and Dr. Parmar serve on the audit committee, which is chaired by Ms. Coleman. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the applicable SEC and Nasdaq rules, and each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Ms. Coleman as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee held one meeting during 2017. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

Compensation Committee

Mr. Khattar, Ms. Agger and Dr. Parmar serve on our compensation committee, which is chaired by Mr. Khattar. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. The compensation committee held three meetings during 2017. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and approving the cash compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of our directors;
•	preparing our compensation committee report, if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required by SEC rules, to be included in our annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Dr. Veitinger, Mr. Gandhi and Mr. Schaeffer serve on our nominating and corporate governance committee, which is chaired by Dr. Veitinger. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable SEC and Nasdaq rules. The nominating and corporate governance committee held no meetings during 2017. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the evaluation of our board of directors and management.

Our board of directors may from time to time establish other committees.

Director Compensation

The following table provides information for the year ended December 31, 2017, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee member of our board of directors during any portion of that year. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2017. Mr. Tucker, who is also our president and chief executive officer, receives no compensation for his service as director, and the compensation received by Mr. Tucker as an employee during 2017 is presented in the 2017 Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Mette Kirstine Agger (3)	5,123	—	5,123
Dorothy Coleman (4)	10,425	—	10,425
Abhay Gandhi (3)	4,099	—	4,099
Jack A. Khattar (4)	15,938	—	15,938
Kush M. Parmar M.D., Ph.D. (3)	5,123	—	5,123
Leonard D. Schaeffer (4)	11,099	—	11,099
Klaus Veitinger M.D., Ph.D. (3) (5)	4,521	77,395	81,916
Jonathan Silverstein (3) (6)	—	—	—

(1)

Includes amounts earned and paid pursuant to our non-employee director compensation policy, described below, which was implemented as of our initial public offering as well as amounts paid pursuant to our non-employee director compensation policy in place before our initial public offering. The amounts were prorated for the portion of the year preceding and following the initial public offering.

(2)

The amounts reported represent the aggregate grant-date fair value of stock options awarded to the directors in 2017, calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, or ASC Topic 718. For information regarding on assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 2017, which are incorporated by reference herein. This amount does not correspond to the actual value that may be recognized by the named director upon vesting of the applicable awards.

(3)

Investor-appointed directors did not receive fees or other compensation for their service on our board of directors prior to November 17, 2017. In connection with our initial public offering in November 2017, our board of directors adopted a non-employee director compensation policy, which provides for compensation for investor-appointed directors, as discussed below.

(4)	Non-investor appointed directors prior to November 17, 2017, other than Mr. Tucker, received $2,000 per in person board meeting and $500 per telephonic board meeting.
(5)	Klaus Veitinger M.D., Ph.D. was elected to our board of directors in November 2017 and a previously received stock option award continued to vest for his subsequent service as a director.
(6)	Jonathan Silverstein stepped down from our board of directors in November 2017.

In connection with our initial public offering in November 2017, our board of directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, highly-qualified non-employee directors. Under the policy, all non-employee directors will be paid cash compensation as set forth below.

Annual Retainer ($)
Board of Directors:
Non-Executive Chairman	60,000
Other Non-Employee Directors	30,000

Audit Committee:
Committee Chairman	15,000
Other Committee Members	7,500

Compensation Committee:
Committee Chairman	10,000
Other Committee Members	5,000

Nominating and Corporate Governance Committee:
Committee Chairman	7,500
Other Committee Members	4,000

In addition, upon initial election to our board of directors, each non-employee director will be granted 12,000 options on the date of such director’s election or appointment to the board of directors, which will vest in the following manner, subject to continued service through such vesting date(s): 33% shall vest on the first anniversary of grant, and the remainder shall vest in equal monthly installments over the following two years. On the date of each annual meeting of the Company’s stockholders, each non-employee director who is re-elected to the board at such meeting will be granted 6,000 options, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting. All such options will be granted at fair market value on the date of grant.

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed RSM US LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2018. The Company is asking our stockholders to ratify the audit committee’s selection of RSM US LLP as our independent auditors for the 2018 fiscal year. RSM US LLP has audited our financial statements for the fiscal years 2017, 2016, 2015, 2014 and 2013.

The audit committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and our Company and any disclosed relationships or services that may impact the objectivity and independence of our independent registered public accounting firm, and the independent registered public accounting firm's performance. As a matter of good corporate governance, the board of directors determined to submit to stockholders for ratification the appointment of RSM US LLP. A majority of the votes properly cast is required in order to ratify the appointment of RSM US LLP. In the event that a majority of the votes properly cast do not ratify this appointment of RSM US LLP, the audit committee will consider this factor when making any determinations regarding RSM US LLP.

We expect that a representative of RSM US LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering, we adopted a policy under which the audit committee is directly responsible for pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

In addition, in the event time constraints require pre-approval prior to the audit committee's next scheduled meeting, the audit committee has authorized its chairman to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by RSM US LLP for audit, audit-related, tax and all other services rendered to the Company for fiscal years 2017 and 2016:

	2017	2016
Audit Fees	$468,116	$76,947
Audit-Related Fees	—	—
Tax Fees	20,614	17,160
All Other Fees	—	—
Total	$488,730	$94,107

Audit Fees.     Audit fees consist of fees billed for the audit of our annual financial statements, the review of the interim financial statements, and related services that are normally provided in connection with registration statements, including, for 2017, the registration statement for our initial public offering. Included in the 2017 audit fees is $362,475 of fees billed in connection with our initial public offering in November 2017.

Tax Fees.     Consist of aggregate fees for tax compliance and tax advice, including the review and preparation of our various jurisdictions' income tax returns.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Report of the Audit Committee of the Board of Directors

This report is submitted by the audit committee of the Board of Directors (the “Board”) of scPharmaceuticals Inc. (the “Company”). The audit committee currently consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of the Company, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”). Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has designated Ms. Coleman as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee's general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company's financial statements for 2017 and met with management, as well as with representatives of RSM US LLP, the Company's independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of RSM US LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, the audit committee received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with members of RSM US LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company's audited consolidated financial statements for 2017 be included in its Annual Report on Form 10-K for 2017.

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Audit Committee
Dorothy Coleman (Chairman)
Mette Kirstine Agger
Kush Parmar

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 15, 2018, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 18,542,334 shares of common stock outstanding as of April 15, 2018. Options to purchase shares of our common stock that are exercisable within 60 days of April 15, 2018, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Number of Shares Beneficially Owned	Percentage of Shares
Name and Address of Beneficial Owner (1)	Prior to Offering	Beneficially Owned
5% Stockholders:
Entities associated with 5AM Ventures (2)	3,253,440	17.55%
Lundbeckfond Invest A/S (3)	3,183,986	17.17%
OrbiMed Advisors LLC (4)	3,409,865	18.39%
Sun Pharmaceutical Industries, Inc. (5)	2,167,679	11.69%
Entities associated with RA Capital Management, LLC (6)	2,857,143	15.41%
Named Executive Officer, Other Executive Officers and Directors:
John H. Tucker (7)	496,674	2.61%
Abraham Ceesay (8)	155,209	*
Troy Ignelzi (9)	124,166	*
Mette Kirstine Agger	—	*
Dorothy Coleman (10)	21,311	*
Abhay Gandhi	—	*
Frederick Hudson	—	*
Jack A. Khattar (11)	6,963	*
Kush M. Parmar, M.D., Ph.D.	—	*
Leonard D. Schaeffer (12)	105,776	*
Klaus Veitinger, M.D.(13)	18,105	*
Pieter Muntendam, M.D.(14)	921,248	4.97%
All executive officers and directors as a group (10 persons) (15)	928,204	4.80%

*	Less than 1%
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803

(2)

The information reported is based on a Schedule 13G filed with the SEC on December 4, 2017. Consists of (i) 3,123,303 shares of common stock held by 5AM Ventures IV, L.P.; and (ii) 103,137 shares of common stock held by 5AM Co-Investors IV, L.P. Dr. John D. Diekman, Andrew Schwab and Dr. Scott M. Rocklage are managing members of 5AM Partners IV, LLC, the general partner of 5AM Ventures IV, L.P. and 5AM Co-Investors IV, L.P., and as such, share voting and investment authority over the shares held by 5AM Ventures IV, L.P. and 5AM Co-Investors IV, L.P. Kush Parmar, a member of our board of directors, is a managing partner at 5AM Venture Management, LLC, which is an affiliate of 5AM Partners. Each of 5AM Partners IV, LLC, Dr. Diekman, Mr. Schwab, Dr. Rocklage, and Dr. Parmar disclaim beneficial ownership of such shares except to the extent of its or their pecuniary interest therein. The address of 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.

(3)

The information reported is based on a Schedule 13G filed with the SEC on February 14, 2018. Consists of 3,183,986 shares of common stock issuable upon conversion of preferred stock held by Lundbeckfond Invest A/S. The board of directors and Lene Skole, the chief executive officer of Lundbeckfond Invest A/S may be deemed to share voting and investment authority over the shares held by Lundbeckfond Invest A/S. Mette Kirstine Agger, a member of our board of directors, is a managing partner at Lundbeckfonden Ventures, which is an affiliate of Lundbeckfond Invest A/S. The address of Lundbeckfond Invest A/S is Scherfigsvej 7, DK-2100 København Ø.

(4)

The information reported is based on a Schedule 13D filed with the SEC on December 1, 2017. Consists of 3,409,865 shares of common stock held by OrbiMed Private Investments VI, L.P. (“OPI VI”). OrbiMed Capital GP VI LLC (“GP VI”) is the sole general partner of OPI VI. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP VI. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed Advisors. By virtue of such relationships, GP VI, OrbiMed Advisors, and Mr. Isaly may be deemed to have voting and investment power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of such shares. Each of GP VI, OrbiMed Advisors, and Mr. Isaly disclaims beneficial ownership of the shares held by OPI VI, except to the extent of its or his pecuniary interest therein if any. The address of these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(5)

The information reported is based on a Schedule 13D filed with the SEC on November 27, 2017. Consists of 2,167,679 shares of common stock held by Sun Pharmaceutical Industries, Inc. (“Sun Pharma”). The board of directors of Sun Pharma and Dilip S. Shanghvi, the controlling shareholder of Sun Pharma, may be deemed to share voting and investment authority over the shares held by Sun Pharma. The address of Sun Pharma is 2 Independence Way, Princeton, NJ 08540.

(6)

The information reported is based on a Schedule 13G filed with the SEC on December 11, 2017. Consists of (i) 2,313,254 shares of common stock held by RA Capital Healthcare Fund, L.P. (the “Fund”); and (ii) 543,889 shares of common stock held in a separate account (the “Account”) managed by RA Capital Management, LLC (“Capital”). As the investment adviser to the Fund and the Account, Capital may be deemed a beneficial owner of the shares owned by the Fund or the Account. As the manager of Capital, Peter Kolchinsky may be deemed a beneficial owner of the shares beneficially owned by Capital. Capital and Mr. Kolchinsky each disclaims beneficial ownership of such shares. The address of RA Capital is 20 Park Plaza, Suite 1200, Boston, MA 02116.

(7)	Consists of 496,674 shares of common stock underlying options exercisable within 60 days of April 15, 2018.
(8)	Consists of 155,209 shares of common stock underlying options exercisable within 60 days of April 15, 2018.
(9)	Consists of 124,166 shares of common stock underlying options exercisable within 60 days of April 15, 2018.
(10)	Consists of 14,348 shares of common stock and 6,963 shares of common stock underlying options exercisable within 60 days of April 15, 2018.
(11)	Consists of 6,963 shares of common stock underlying options exercisable within 60 days of April 15, 2018.
(12)

Consists of 43,104 shares of common stock held by Schaeffer Holdings LLC and 57,449 shares of common stock and 5,223 shares of common stock underlying options exercisable within 60 days of April 15, 2018.

(13)	Consists of 18,105 shares of common stock underlying options exercisable within 60 days of April 15, 2018.

(14)

Consists of 911,836 shares of common stock held by Pieter Muntendam and 9,412 shares of common stock held by Melissa Paul (the “Paul Shares”).  Dr. Muntendam may be deemed to beneficially own the Paul Shares, which are held by Melissa Paul, Dr. Muntendam’s wife.  Dr. Muntendam disclaims beneficial ownership of the Paul Shares and this shall not be deemed an admission that he is the beneficial owner of the Paul Shares.

(15)	Includes an aggregate of 813,303 shares of common stock underlying options exercisable within 60 days of April 15, 2018 held by seven executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2017, all required reports were filed on a timely basis under Section 16(a).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2014 Stock Option Plan, or the 2014 Plan, our 2017 Stock Option and Incentive Plan, or the 2017 Plan, and our 2017 Employee Stock Purchase Plan. As of the closing of our initial public offering in November 2017, no additional equity awards are made under our 2014 Plan. We do not have any non-stockholder approved equity compensation plans.

Number of Shares of
Common Stock
Remaining Available for
	Number of Shares of		Future Issuance Under
	Common Stock to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding	Outstanding	Securities Reflected in
Plan Category	Options (a)	Options (b)	Column (a)) (c)
Equity compensation plans approved by stockholders	1,195,495	$5.38	1,372,876

EXECUTIVE COMPENSATION

Compensation Overview

This compensation overview, which should be read together with the compensation tables set forth below, provides information regarding our executive compensation program for our named executive officers for 2017, who are John H. Tucker, our president and chief executive officer, Troy Ignelzi, our chief financial officer, Abraham Ceesay, our chief operating officer, and Pieter Muntendam, M.D. our former president and chief executive officer for the beginning of 2017. We refer to these executive officers as our named executive officers.

Setting Executive Compensation

Our board of directors and compensation committee review executive compensation annually. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company.

Our board of directors has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. Based on those discussions and its discretion, the compensation committee then recommends the compensation for each executive officer. Our board of directors, without members of management present, discusses the compensation committee’s recommendations and ultimately approves the compensation of our executive officers. We retain the services of Pearl Meyer, as external compensation consultants and consider Pearl Meyer’s input on certain matters we deem appropriate.

We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Role of the Compensation Committee

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals, as well as the executive's performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Specific achievements and performance metrics considered in 2017 included:

-	the continued advancement of our lead programs;
-	the filing of our New Drug Application for FUROSCIX;
-	the execution of strategic financings including the completion of our initial public offering;
-	maintaining budgetary alignment with major research and development milestones and ending the year within budget;
-	continued growth of our management team; and
-	the relocation and expansion of our corporate headquarters.

Role of Management

Our chief executive officer assists the compensation committee in identifying the key performance and incentive measures that may be used in setting annual cash performance bonus opportunities and also provides input on key contributors and performers within the Company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels and expected future contributions. Although our chief executive officer does not participate in decisions involving his own compensation, his recommendations and input, along with input from other executive officers, are often taken into consideration by the compensation committee when making compensation decisions.

Role of Compensation Consultant

Our compensation committee has engaged Pearl Meyer, an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Our compensation committee requires that its compensation consultants be independent of Company management. We do not believe the retention of, and the work performed by Pearl Meyer creates any conflicts of interest. During 2017, Pearl Meyer did not provide services to us other than the services to our compensation committee described in this proxy statement.

In 2017, Pearl Meyer assisted the compensation committee as follows:

•	preparing competitive compensation analyses for the Company employees, including our named executive officers and providing consulting support for 2017 executive compensation actions;
•

preparing compensation competitive analyses for our board of directors and provided consulting support for the establishment of our director compensation policy adopted at our initial public offering; and

•	providing consulting support and advice related to the adoption of other compensation policies and practices adopted in connection with the completion of our initial public offering.

Elements of Compensation

Base salary

Our compensation committee or the board of directors reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer's performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

For the beginning of 2017 until the closing of our initial public offering in November 2017, the annual base salaries for each of Mr. Tucker, Mr. Ignelzi, and Mr. Ceesay were $400,000, $323,200 and $368,650, respectively.  Effective upon the closing of our initial public offering in November 2017, the annual base salaries for each of Mr. Tucker, Mr. Ignelzi, and Mr. Ceesay were $481,000, $380,000 and $379,000, respectively. Prior to his departure from the Company, Dr. Muntendam was receiving an annual base salary of $383,250.

Annual performance bonuses

We also believe that a significant portion of our executives' cash compensation should be based on the attainment of business goals established by our board of directors or the compensation committee. Each of our named executive officers other than Pieter Muntendam, our former president and chief executive officer, participated in our 2017 Senior Executive Cash Incentive Bonus Plan (“2017 Bonus Plan”). The 2017 Bonus Plan provides for formula-based incentive payments based upon the achievement of certain corporate and individual performance goals and objectives approved by our board of directors and compensation committee, respectively. We typically establish bonus targets for our named executive officers and conduct an annual performance review process to serve as the basis for determining eligibility for any such bonuses. Among the key parameters that typically are the basis for such bonus determinations are our achievement of overall corporate goals and the achievement of specified goals and objectives by each individual employee.

All final bonus payments to our named executive officers, if any, are determined by our compensation committee, which retains full discretion to adjust individual actual bonus awards based on the achievement of corporate and individual performance objectives, and may also adjust bonus awards based on other factors in their discretion.

In November 2017, each of Mr. Ignelzi and Mr. Ceesay was awarded a one-time cash bonus of $113,120 and $147,460, respectively, in connection with their contributions to the Company’s filing of its new drug application for FUROSCIX.

In addition, for 2017, the corporate performance objectives generally fell into the categories of regulatory achievements, fiscal management, financing objectives and operational execution.  The compensation committee of the board of directors determined the Company met and exceeded corporate goals at 110%. For 2017, we awarded bonuses to Mr. Tucker, Mr. Ignelzi, and Mr. Ceesay in the amounts of $264,550, $41,540, and $19,300, respectively. Dr. Muntendam was not employed on the date that bonuses for fiscal year 2017 were approved and, therefore, was not eligible to receive such a bonus. Dr. Muntendam did not receive an annual bonus for 2017.

Equity-based compensation

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly-qualified executives, achieve strong long-term stock price performance, align our executives' interests with those of our stockholders and provide a means to build real ownership in the Company. In addition, the vesting feature of our equity grants contributes to executive retention. We have historically granted equity awards to our employees, including our named executive officers, in the form of options to purchase shares of our common stock.

401(k) Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. All participants’ interests in their contributions are 100% vested when contributed. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant’s directions. All of our employees are eligible to participate in the 401(k) plan beginning on the first day of the calendar month after commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 (an additional $6,000 in contributions is allowed for participants age 50 and over) in 2017, and have the amount of the reduction contributed to the 401(k) plan. We also match employee contributions to the 401(k) plan equal to 100% on the first 3% of compensation deferred as an elective deferral and an additional 50% on the next 2% of compensation deferred as an elective deferral.

Health and Welfare Benefits

All of our full-time employees, including our executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal years ended December 31, 2017 and December 31, 2016 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
John H. Tucker (6)	2017	380,014	—	1,335,465	264,550	10,800	1,990,829
President and Chief Executive Officer
Abraham Ceesay (7)	2017	369,944	147,460	187,676	19,300	2,509	726,889
Chief Operating Officer	2016	291,723	100,000 (1)	535,383	—	—	927,106
Troy Ignelzi (8)	2017	330,300	113,120	161,012	41,540	104,800	750,772
Chief Financial Officer	2016	255,758	—	401,942	—	71,077	728,777
Pieter Muntendam, M.D.	2017	38,107	—	—	—	353,533	391,640
Former President and Chief Executive Officer	2016	371,935	—	931,192	—	10,130	1,313,257

(1)

The 2016 amount included for Mr. Ceesay reflects a signing bonus he received in connection with the start of his employment with us.  The signing bonus was paid in two equal installments, with the first installment paid 90 days following his start date, and the final installment paid 180 days following his start date.

(2)	The 2017 amounts reported represent bonuses awarded with respect to such named executive officer’s contributions to the Company’s filing of its new drug application for FUROSCIX.
(3)

Amounts reflect the grant date fair value of option awards granted in 2017 and 2016, calculated in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 2017. These amounts reflect the accounting cost and do not correspond to the actual value that may be recognized by the named executive officers upon exercise of the stock options.

(4)

The 2017 amounts reported represent incentive bonuses paid through January 2018. The incentive bonuses awarded with respect to fiscal year 2017 were paid pursuant to the 2017 Bonus Plan and amounts were determined based upon the achievement of company performance objectives related to regulatory achievements, fiscal management, financing objectives and operational execution for the year ended December 31, 2017.

(5)	The amounts reported for 2017 include the following:

Executive Officer	Company Matching Contribution to 401(k) Plan Account ($)	Severance ($)	Accrued Vacation ($)	Consulting ($)	Commuting ($)
John H. Tucker	10,800	—	—	—	—
Abraham Ceesay	2,509	—	—	—	—
Troy Ignelzi	10,651	—	—	—	94,149
Pieter Muntendam, M.D.	1,945	201,206	10,518	139,864	—
(6)	Mr. Tucker commenced his employment with the Company in January 2017.
(7)	Mr. Ceesay commenced his employment with the Company in March 2016.
(8)	Mr. Ignelzi commenced his employment with the Company in March 2016.

Employment Arrangements with Our Named Executive Officers

We have entered into employment agreements with each of our named executive officers, which became effective upon the closing of our initial public offering. Except as noted below, these employment agreements provide for “at will” employment.

John H. Tucker

Effective upon the closing of our initial public offering in November 2017, we entered into a second amended and restated employment agreement with Mr. Tucker, pursuant to which Mr. Tucker is entitled to receive an annual base salary of $481,000 and an annual target bonus equal to 50% of his annual base salary based upon our board of directors’ assessment of Mr. Tucker’s performance and our attainment of targeted goals as set by the board of directors in its sole discretion. This employment agreement also contains provisions related to a confidentiality, inventions assignment, non-competition and non-solicitation, pursuant to which Mr. Tucker agrees to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

Mr. Tucker’s second amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or by him for “good reason,” subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to (x) 12 months of base salary plus his average target incentive compensation received for the three preceding fiscal years, payable on our normal payroll cycle if such termination is not in connection with a “change in control” or (y) 18 months if such termination is in connection with a “change in control,” and (ii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Tucker had he remained employed with us for up to (x) 12 months following termination if such termination is not in connection with a “change in control” or (y) 18 months if such termination is in connection with a “change in control.” In addition, if within 12 months following a “change in control,” Mr. Tucker is terminated by us without “cause” or he resigns for “good reason,” all time-based stock options and other time-based stock-based awards held by Mr. Tucker will accelerate and vest immediately.

Abraham Ceesay

Effective upon the closing of our initial public offering in November 2017, we entered into an amended and restated employment agreement with Mr. Ceesay, pursuant to which Mr. Ceesay is entitled to receive an annual base salary of $379,000 and an annual target bonus equal to 40% of his annual base salary based upon our board of directors’ assessment of Mr. Ceesay’s performance and our attainment of targeted goals as set by the board of directors in its sole discretion. This employment agreement also contains provisions related to confidentiality, inventions assignment, non-competition and non-solicitation agreement with us, pursuant to which Mr. Ceesay agrees to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

Mr. Ceesay’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or by him for “good reason,” subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to 12 months of base salary, (if such termination is not in connection with a “change in control”) or 12 months of base salary plus his average target incentive compensation received for the three preceding fiscal years (if such termination is in connection with a “change in control”) payable on our normal payroll cycle, and (ii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Ceesay had he remained employed with us for up to twelve (12) months following termination. In addition, if within 12 months following a “change in control,” Mr. Ceesay is terminated by us without “cause” or he resigns for “good reason,” all time-based stock options and other time-based stock-based awards held by Mr. Ceesay will accelerate and vest immediately.

Troy Ignelzi

Effective upon the closing of our initial public offering in November 2017, we entered into an amended and restated employment agreement with Mr. Ignelzi, pursuant to which Mr. Ignelzi is entitled to receive an annual base salary of $380,000 and an annual target bonus equal to 37% of his annual base salary based upon our board of directors’ assessment of Mr. Ignelzi’s performance and our attainment of targeted goals as set by the board of directors in their sole discretion. This employment agreement also contains provisions related to confidentiality, inventions assignment, non-competition and non-solicitation, pursuant to which Mr. Ignelzi agrees to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

Mr. Ignelzi’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or by him for “good reason,” subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to 12 months of base salary (if such termination is not in connection with a “change in control”) or 12 months of base salary plus his average target incentive compensation received for the three preceding fiscal years (if such termination is in connection with a “change, payable on our normal payroll cycle, and (ii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Ignelzi had he remained employed with us for up to 12 months following termination. In addition, if within 12 months following a “change in control,” Mr. Ignelzi is terminated by us without “cause” or he resigns for “good reason,” all time-based stock options and other time-based stock-based awards held by Mr. Ignelzi will accelerate and vest immediately.

Pursuant to Mr. Ignelzi’s amended and restated employment agreement, Mr. Ignelzi is entitled to monthly commuting expenses to Massachusetts and, for commuting expenses incurred prior to January 1, 2018, we have agreed to pay Mr. Ignelzi a gross-up payment to the extent such reimbursement is taxable to Mr. Ignelzi. Mr. Ignelzi is also entitled to a one-time relocation payment of $30,000 in connection with the relocation of his primary residence from Michigan to Massachusetts, provided Mr. Ignelzi relocates in calendar year 2018 and remains employed by us through the relocation.

Pieter Muntendam, M.D.

We entered into an employment agreement with Dr. Pieter Muntendam, our former President & Chief Executive Officer, on March 24, 2014. Under the terms of the agreement, Dr. Muntendam was entitled to receive an annual base salary of $315,000 and an annual bonus based upon our board of directors’ assessment of Dr. Muntendam’s performance and our attainment of targeted goals as set by the board of directors in its sole discretion. Dr. Muntendam’s salary was increased to $383,250 effective March 14, 2016. Pursuant to his agreement, Dr. Muntendam also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us, pursuant to which Dr. Muntendam has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for twelve months following termination of his employment.

Dr. Muntendam’s employment agreement provided that, in the event that his employment is terminated by us without “cause”, he will be entitled to receive (i) an amount equal to six (6) months of base salary, payable on our normal payroll cycle, and (ii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Dr. Muntendam had he remained employed with us for up to six (6) months following termination.

Dr. Muntendam entered into a separation agreement with us on February 3, 2017, which supersedes the employment agreement described above and provides for his termination as our President and Chief Executive Officer effective February 3, 2017. Pursuant to the separation agreement, Dr. Muntendam is entitled to continuation of his base salary for the six months following his termination and payment of his 2016 annual bonus. Pursuant to the separation agreement, all unvested stock options held by Dr. Muntendam as of his termination date ceased vesting immediately.

Dr. Muntendam also entered into a consulting agreement with us on February 3, 2017, which was superseded by another consulting agreement with us on March 30, 2017, pursuant to which he provides ongoing consulting services to us until either party elects to terminate or not renew the relationship.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table provides information with respect to outstanding stock options held by each of our named executive officers as of December 31, 2017.

		Option Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John H. Tucker	3/7/2017 (3)	496,674	—	3.81	3/7/2027
Abraham Ceesay	3/16/16 (4)	83,563	—	8.84	3/16/2026
	4/17/17 (5)	71,646	—	3.81	4/17/2027
Troy Ignelzi	3/16/16 (6)	62,671	—	8.84	3/16/2026
	4/17/17 (7)	61,495	—	3.81	4/17/2027
Pieter Muntendam, M.D.	5/31/16 (8)	—	—	—	—

(1)	All stock options were granted pursuant to our 2014 Stock Option Plan.
(2)

Options are exercisable immediately on the grant date. In order to preserve the vesting provisions of the options, the shares of our common stock underlying options that are exercised early are subject to a repurchase right by us at the lower of exercise price or fair market value of the underlying stock at the date of repurchase.

(3)

On March 7, 2017, Mr. Tucker was awarded an option to purchase 496,674 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vest on March 7, 2018 (the first anniversary of Mr. Tucker’s commencement of employment) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service. In the event of a “change in control” transaction during such continued service, 50% of the unvested shares subject to the option shall accelerate and vest immediately. If within 12 months following a “change in control” transaction, Mr. Ignelzi is terminated by us without “cause” or resigns for “good reason,” 100% of the unvested shares subject to the option will accelerate and vest immediately.

(4)

On March 16, 2016, Mr. Ceesay was awarded an option to purchase 83,563 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vest on March 14, 2017 (the first anniversary of Mr. Ceesay’s commencement of employment) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Ceesay’s continued service. In the event of a “change in control” transaction during such continued service, 50% of the unvested shares subject to the option shall accelerate and vest immediately. If within 12 months following a “change in control” transaction, Mr. Ceesay is terminated by us without “cause” or resigns for “good reason,” 100% of the unvested shares subject to the option will accelerate and vest immediately.

(5)

On April 17, 2017, Mr. Ceesay was awarded an option to purchase 71,646 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vest on April 17, 2018 (the first anniversary of Mr. Ceesay’s commencement of employment) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Ceesay’s continued service. In the event of a “change in control” transaction during such continued service, 50% of the unvested shares subject to the option shall accelerate and vest immediately. If within 12 months following a “change in control” transaction, Mr. Ceesay is terminated by us without “cause” or resigns for “good reason,” 100% of the unvested shares subject to the option will accelerate and vest immediately.

(6)

On March 16, 2016, Mr. Ignelzi was awarded an option to purchase 62,671 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vest on March 14, 2017 (the first anniversary of Mr. Ignelzi’s commencement of employment) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Ignelzi’s continued service. In the event of a “change in control” transaction during such continued service, 50% of the unvested shares subject to the option shall accelerate and vest immediately. If within 12 months following a “change in control” transaction, Mr. Ignelzi is terminated by us without “cause” or resigns for “good reason,” 100% of the unvested shares subject to the option will accelerate and vest immediately.

(7)

On April 17, 2017, Mr. Ignelzi was awarded an option to purchase 61,495 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vest on April 17, 2018 (the first anniversary of Mr. Ignelzi’s commencement of employment) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Ignelzi’s continued service. In the event of a “change in control” transaction during such continued service, 50% of the unvested shares subject to the option shall accelerate and vest immediately. If within 12 months following a “change in control” transaction, Mr. Ignelzi is terminated by us without “cause” or resigns for “good reason,” 100% of the unvested shares subject to the option will accelerate and vest immediately.

(8)

On May 31, 2016, Dr. Muntendam was awarded an option to purchase 90,526 shares of our common stock under our 2014 Plan. Pursuant to the terms of his separation agreement, all unvested stock options held by Dr. Muntendam as of his termination date ceased vesting immediately.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that scPharmaceuticals Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the board of directors that this “Executive Compensation” section be included in this proxy statement.

Compensation Committee
Jack Khattar (Chairman)
Mette Kirstine Agger
Kush Parmar

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions with Related Parties

Other than the compensation agreements and other arrangements described in “Executive Compensation” and elsewhere in this Proxy Statement and the relationships and transactions described below, there was no transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our capital stock or any member of their immediately families had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Participation in our initial public offering

Certain of our existing stockholders, including stockholders affiliated with certain of our directors, purchased an aggregate of approximately $35 million in shares of our common stock in our initial public offering in November 2017 at the initial public offering price. The underwriting discount for the shares sold to such stockholders in the initial public offering was the same as the underwriting discount for the shares sold to the public.

Policies for Approval of Related Party Transactions

Our board of directors has adopted a written related party transactions policy that such transactions must be approved by our audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.     Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of our stockholders, a stockholder must give written notice to our Corporate Secretary at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year's annual meeting. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

For stockholder proposals to be brought before the 2019 Annual Meeting of Stockholders, the required notice must be received by our Corporate Secretary at our headquarters no earlier than February 19, 2019, and no later than March 21, 2019.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials.     In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2018. Such proposals must be delivered to our Corporate Secretary at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803.

SCPHARMACEUTICALS INC. 2400 DISTRICT AVENUE SUITE 310 BURLINGTON, MA 01830 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/18/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/18/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # NAME SHARES THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 1 OF 2 PAGE TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Class I Directors Nominees 01 Dorothy Coleman 02 Frederick Hudson 03 Leonard D. Schaeffer The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. NOTE: To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # 0000381368_1 R1.0.1.17 02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2017 Annual Report on Form 10-K are available at www.proxyvote.com  SCPHARMACEUTICALS INC. Annual Meeting of Stockholders June 19, 2018 12:30 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John Tucker and Troy Ignelzi, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SCPHARMACEUTICALS INC. that the stockholder(s) is/are entitled to vote at the Annual Common Meeting of stockholder(s) to be held at 12:30 PM, EST on 6/19/2018, at 2400 District Ave, Suite 310, Burlington, MA 01803, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side 0000381368_2 R1.0.1.17